Exhibit 4.1

AMENDMENT NO. 4 TO

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 4 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is dated as of May 18, 2012, and is entered into by and among LIBBEY GLASS INC., a Delaware corporation (“US Borrower”), LIBBEY EUROPE B.V., a limited liability company incorporated in The Netherlands (“Netherlands Borrower”; together with US Borrower, each a “Borrower” and collectively the “Borrowers”), the other Loan Parties party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders (as defined below) with respect to the US Loans (as defined in the Credit Agreement referred to below), J.P. MORGAN EUROPE LIMITED, as Administrative Agent for the Lenders with respect to the Netherlands Loans (as such term is defined in the Credit Agreement referred to below), and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, Borrowers, the other Loan Parties party thereto, the lenders from time to time party thereto (the “Lenders”), and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement dated as of February 8, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefore in the Credit Agreement);

WHEREAS, Borrowers have requested that Administrative Agent and Lenders agree to amend the Credit Agreement in certain respects, as more particularly set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments. Subject to the satisfaction of the conditions set forth in Section 6 below, and in reliance on the representations set forth in Section 7 below, the Credit Agreement is hereby amended as follows:

(a) New definitions of the terms “Existing 2010 Notes”, “Existing 2010 Notes Indenture”, “Existing 2010 Notes Tender Offer Transaction”, “Existing 2010 Notes Supplemental Indenture”, “Fourth Amendment” and “Fourth Amendment Effective Date” are hereby inserted into Section 1.01 of the Credit Agreement in appropriate alphabetical order, as follows:

“Existing 2010 Notes” means the 10% Senior Secured Notes (provided that such Notes shall no longer be secured from and after the Fourth Amendment Effective Date) due 2015 of the US Borrower issued pursuant to the Existing 2010 Notes Indenture.

“Existing 2010 Notes Indenture” means that certain Indenture dated as of February 8, 2010 among the US Borrower, Holdings, the other US Loan Parties party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee.

“Existing 2010 Notes Tender Offer Transaction” means the repurchase by the US Borrower of (i) $316,332,000 of the Existing 2010 Notes on the Fourth Amendment Effective Date and (ii) $3,668,000 of the Existing 2010 Notes on or about May 30, 2012, in each case, pursuant to the tender offer and consent solicitation with respect to the Existing 2010 Notes launched April 30, 2012.

“Existing 2010 Notes Supplemental Indenture” means that certain Supplemental Indenture dated as of May 10, 2012 by and among US Borrower, Holdings, the other US Loan Parties party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee executed in order to amend the Existing 2010 Notes Indenture in certain respects (including, without limitation, to provide for the release of all liens and security interests securing the Existing 2010 Notes).

“Fourth Amendment” means that Amendment No. 4 to Amended and Restated Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrowers, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent.

“Fourth Amendment Effective Date” means May 18, 2012.

(b) The definition of the term “Applicable Rate” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Applicable Rate” means, for any day, with respect to any CBFR or Eurocurrency Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Aggregate Availability as of the most recent determination date, provided that commencing on the Fourth Amendment Effective Date and until the applicable Reset Date (determined in accordance with the clause (b) below) with respect to the delivery to the Administrative Agent, pursuant to Section 5.01, of an Aggregate Borrowing Base Certificate and a Borrowing Base Certificate for each Borrower for the fiscal quarter ended June 30, 2012, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Aggregate Availability	Eurocurrency Spread	CBFR Spread	Commitment Fee Rate
Category 1 ≥ $60,000,000	1.50%	0.50%	0.375%
Category 2 < $60,000,000 but ≥ $35,000,000	1.75%	0.75%	0.375%
Category 3 < $35,000,000	2.00%	1.00%	0.375%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter based upon the most recent Aggregate Borrowing Base Certificate and Borrowing Base Certificates delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Aggregate Availability shall be effective during the period commencing on and including the Reset Date immediately succeeding the end of the last month of such fiscal quarter for which the Aggregate Borrowing Base Certificate and Borrowing Base Certificates received indicate such change and ending on the date immediately preceding the effective date of the next such change, provided that the Aggregate Availability shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders (a) if the Borrowers fail to deliver the Aggregate Borrowing Base Certificate and

Borrowing Base Certificates required to be delivered pursuant to Section 5.01 and (b) such failure shall have continued unremedied for three (3) consecutive days following notice of such actual failure from the Administrative Agent (provided, that no such notice shall be required during the existence of an Event of Default of the type described in paragraphs (h) or (i) in Article VII), and shall continue to be so deemed in Category 3 during the period from the Reset Date immediately succeeding the end of such fiscal quarter for which such Aggregate Borrowing Base Certificate and Borrowing Base Certificates were required to be delivered until the later of (x) five days after and (y) the Reset Date immediately succeeding, in each case, the date on which such Aggregate Borrowing Base Certificate and Borrowing Base Certificates have been delivered in accordance with Section 5.01 in all respects other than the original due date therefore.

(c) The definition of the term “Banking Services” set forth in Section 1.01 of the Credit Agreement is hereby amended by replacing the reference to “(a) commercial credit cards,” set forth therein with a reference to “(a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards),”.

(d) The definition of the term “Inactive Subsidiary” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Inactive Subsidiary” means Dane Holding Co. (formerly known as Traex Company), a Delaware corporation.

(e) The definition of the term “Information Memorandum” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Information Memorandum” means the Offering Memorandum dated as of May 11, 2012, relating to the offering of the Senior Notes.

(f) The definition of the term “Intercreditor Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of May 18, 2012, among the US Borrower, Holdings, the other US Loan Parties party thereto, Administrative Agent and The Bank of New York Mellon Trust Company, N.A., as Trustee, as the same has been and may further be amended, restated or otherwise modified from time to time.

(g) The definition of the term “Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Maturity Date” means May 18, 2017, or any earlier date on which the Commitments are permanently reduced to zero or otherwise terminated pursuant to the terms hereof.

(h) The definition of the term “Revolving Commitment” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment. The amount of each Lender’s Commitment as of the Fourth Amendment Effective Date is set forth on the Commitment Schedule. The aggregate amount of the Lenders’ Revolving Commitments as of the Fourth Amendment Effective Date is $100,000,000.

(i) The definition of the term “Senior Notes” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Senior Notes means, collectively, the 6.875% Senior Secured Notes due 2020 of the US Borrower issued on the Fourth Amendment Effective Date pursuant to the Senior Notes Indenture (together with any 6.875% Senior Secured Notes due 2020 of the US Borrower issued following the Fourth Amendment Effective Date in exchange for such 6.875% Senior Secured Notes issued on the Fourth Amendment Effective Date pursuant to the Senior Notes Indenture in accordance with the requirements of the Registration Rights Agreement (as defined in the Senior Notes Indenture) as in effect on the Fourth Amendment Effective Date), as the same may be amended or otherwise modified from time to time to the extent permitted by this Agreement.

(j) The definition of the term “Senior Notes Indenture” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Senior Notes Indenture” means the Indenture, dated as of the Fourth Amendment Effective Date, among the US Borrower, Holdings, the other US Loan Parties party thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, in connection with the issuance of the Senior Notes, as the same may be amended or otherwise modified from time to time to the extent permitted by this Agreement.

(k) The defined term “Refinancing Senior Note Indebtedness Extension” set forth in Section 1.01 of the Credit Agreement is hereby deleted in their entirety.

(l) Section 2.09(e) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(e) The Borrowers shall have the right to increase the Revolving Commitment in an aggregate amount for all such increases collectively of up to $25,000,000 by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution approved by Administrative Agent (such approval not to be unreasonably withheld) provided that (A) the Borrowers may make only two such requests for an increase and each such requested increase shall be in an amount of at least $10,000,000, (B) such request shall be furnished in writing to the Administrative Agent and each Lender party to this Agreement at the time of such request, (C) each such Lender shall have the right of first refusal to participate in such increase on a pro rata basis for ten (10) days following receipt of such request (or such shorter period of at least five (5) days as may be agreed to by the Administrative Agent), but no Lender shall have any obligation or commitment to participate in such increase, (D) if, after ten (10) days (or such shorter period of at least five (5) days as may be agreed to by the Administrative Agent) following receipt of such request, any Lender has not confirmed to Administrative Agent and Borrowers in writing that it will participate in such increase, such non-participating Lender’s pro rata share of such increase may be allocated to another Lender or lending institution by Administrative Agent in its sole discretion, (E) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (F) the procedure described in this Section 2.09(e) has been satisfied. Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and the Lender(s) being added or increasing their Commitment. As a condition precedent to such an increase, Borrower Representative shall deliver to the Administrative Agent, in form and substance reasonably acceptable to Administrative Agent, (1) a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents that are qualified by materiality are true and correct and the representations and warranties that are not qualified by materiality are true and correct in all material respects on and as of the date of such increase except to the extent that such representation or warranty expressly relates to an earlier date, in which case it shall be true and correct as of such date, and (B) no Default exists, (2) legal opinions of (i) the Loan Parties’ special New York and Dutch Counsel and (ii) the Administrative Agent’s special Dutch counsel, in each case, addressed to the Administrative Agent, the Issuing Bank and the Lenders, and (3) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with such increase. Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding CBFR Borrowings shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages. Eurocurrency Borrowings shall not be reallocated among the Lenders prior to the expiration of the applicable Interest Period in effect at the time of any such increase.

(m) Article III of the Credit Agreement is amended by inserting the words “and on the Fourth Amendment Effective Date” after “on the Effective Date” in the preamble thereto.

(n) Section 3.05(a) of the Credit Agreement is amended by replacing the reference to “As of the date of this Agreement” set forth therein with a reference to “As of the Fourth Amendment Effective Date”.

(o) Section 3.11 of the Credit Agreement is amended by amending and restating the proviso thereof in its entirety as follows:

provided that, with respect to pro forma and projected financial information, the Borrowers and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered in light of the circumstances when made and, if such pro forma and projected financial information was delivered prior to the Fourth Amendment Effective Date, as of the Fourth Amendment Effective Date.

(p) Section 3.14 of the Credit Agreement is amended by replacing each reference to “the Effective Date” set forth therein with a reference to “the Fourth Amendment Effective Date”.

(q) Section 3.15 of the Credit Agreement is amended by replacing the reference to “the Effective Date” set forth therein with a reference to “the Fourth Amendment Effective Date”.

(r) Section 5.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 5.16. [Reserved]

(s) Section 6.01(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(f) Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b) and (e) hereof; provided that, (i) the principal amount (other than by an amount equal to accrued interest, premium and fees and expenses paid in connection with such refinancing) or interest rate of such Indebtedness is not increased, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal are not less favorable to the obligor taken as a whole thereunder than the original terms of such Indebtedness, (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations or to the Liens securing the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (vii) the sum of the aggregate amount of Indebtedness of Libbey Glassware (China) Co., Ltd. (the “China Subsidiary”) under the Indebtedness described in item 15 of Schedule 6.01 (or any extension, refinancing, or renewal thereof pursuant to this clause (f)), the Indebtedness described in item 16 of Schedule 6.01(or any extension, refinancing or renewal thereof pursuant to this clause (f)) and the Indebtedness described in clause (q) below may not exceed the equivalent of 500,000,000 China Yuan Renminbi at any time outstanding;

(t) Section 6.01(k) of the Credit Agreement is hereby amended by replacing the reference to “$400,000,000” set forth therein with a reference to “$450,000,000”.

(u) Section 6.01(q) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(q)(i) Indebtedness of Libbey Glassware (China) Co., Ltd. (the “China Subsidiary”) incurred after the Fourth Amendment Effective Date in an aggregate principal amount not to exceed the equivalent of 375,000,000 China Yuan Renminbi at any time outstanding (and any related Guarantees by Holdings of such Indebtedness), so long as all of the proceeds of such Indebtedness are used solely by such Subsidiary to expand such Subsidiary’s manufacturing production capabilities in China, and (ii) Indebtedness of the China Subsidiary to US Borrower in respect of intercompany loans or advances made by US Borrower to the China Subsidiary pursuant to clause (u) of Section 6.04 in order to allow the China Subsidiary to repay the Indebtedness set forth as item 15 of Schedule 6.01 and/or described in clause (i) above;

(v) Section 6.01 of the Credit Agreement is hereby amended by (i) deleting the “and” from the end of clause (t) thereof, (ii) replacing the “.” at the end of clause (u) thereof with “; and”, and (iii) inserting a new clause (v) at the end thereof as follows:

(v) unsecured Indebtedness under the Existing 2010 Notes remaining outstanding on the Fourth Amendment Effective Date after giving effect to the issuance of the Senior Notes and the consummation of clause (i) of the definition of the Existing 2010 Notes Tender Offer Transaction in an aggregate principal amount not to exceed $43,668,000 (less the amount of any principal payments subsequently made thereon from time to time); provided, however, that no Indebtedness under the Existing 2010 Notes shall be permitted to be outstanding at any time after September 30, 2012.

(w) Section 6.04 of the Credit Agreement is hereby amended by (i) deleting the “and” from the end of clause (s) thereof, (ii) replacing the “.” at the end of clause (t) thereof with “; and”, and (iii) inserting a new clause (u) at the end thereof as follows:

(u) intercompany loans or advances made by US Borrower following the Fourth Amendment Effective Date in an aggregate amount at any time outstanding not to exceed $15,000,000 to Libbey Glassware (China) Co., Ltd. (the “China Subsidiary”) so long as (i) the entire amount of such intercompany loans or advances are applied by the China Subsidiary immediately upon its receipt thereof to the repayment of the Debt of the China Subsidiary set forth as item 15 of Schedule 6.01 or described in clause (q)(i) of Section 6.01, and (ii) no Default or Event of Default shall have occurred and be continuing at the time such intercompany loan or advance is made and none shall exist immediately thereafter.

(x) Section 6.05(g) of the Credit Agreement is hereby amended by replacing the reference to “$4,000,000” set forth therein with a reference to “$10,000,000”.

(y) Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.12 Optional Payments and Modifications of Certain Debt Instruments

Notwithstanding Sections 6.08(b) and 6.11, no Loan Party will (a) make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Notes Obligations or Indebtedness under the Existing 2010 Notes or take any action to effect any of the foregoing; provided, however, that (i) so long as no Event of Default is in existence or would be caused thereby, the US Borrower shall be permitted to redeem or prepay the Senior Notes Obligations or Indebtedness under the Existing 2010 Notes solely with the cash proceeds it receives substantially concurrently with such redemption or prepayment from a public offering of Holdings’ common stock to the extent permitted under Section 4 of the Senior Notes Indenture with the Net Cash Proceeds (as defined in the Senior Notes Indenture) of one or more Equity Offerings (as defined in the Senior Notes Indenture), (ii) the US Borrower shall be permitted to redeem or prepay the Senior Notes Obligations so long as, both before and after giving effect to any such redemption or prepayment, (x) the sum of (1) Aggregate Availability and (2) the aggregate amount of cash or Permitted Investments of the Loan Parties subject in each case to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents exceeds $45,000,000 and (y) no Event of Default is in existence, (iii) the US Borrower shall be permitted to redeem or prepay the remaining Indebtedness outstanding under the Existing 2010 Notes after giving effect to the consummation of the Existing 2010 Notes Tender Offer Transaction so long as, both before and after giving effect to any such redemption or prepayment, (x) the sum of (1) Aggregate Availability and (2) the aggregate amount of cash or Permitted Investments of the Loan Parties subject in each case to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents exceeds $30,000,000 and (y) no Event of Default is in existence, and (iv) so long as no Default or Event of Default is in existence, the Senior Notes Obligations outstanding at any time may be repaid in full with the proceeds of Refinancing Senior Note Indebtedness permitted by Section 6.01(k), or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes, the Senior Notes Indenture or any other material agreement relating to any thereof or the Existing 2010 Notes, the Existing 2010 Notes Indenture or any other material agreement relating to any thereof (other than any such amendment, modification, waiver or other change that (A) (i) would extend the maturity or reduce the amount of any payment of principal of the Senior Notes or Existing 2010 Notes (as applicable) or reduce the rate or extend any date for payment of interest thereon, (ii) would add additional guarantors as contemplated therein as of the Effective Date and permitted hereunder, or (iii) would have the sole purpose of making a covenant contained in the Senior Notes Indenture or the Existing 2010 Notes Indenture (as applicable) less restrictive than the corresponding covenant contained herein (in each such case with respect to this clause (A), so long as such amendment, modification, waiver or other change does not involve the payment of a consent fee) or (B) with respect to the Senior Notes or the Senior Notes Indenture (or other material agreements related thereto) is done solely to consummate a Refinancing Senior Note Indebtedness permitted by Section 6.01(k). Notwithstanding anything to the contrary set forth above, this Section 6.12 shall not be deemed to prohibit (i) the consummation of the Existing 2010 Notes Tender Offer Transaction, or (ii) the amendments to the Indenture in respect of the Existing 2010 Notes implemented by the Existing 2010 Notes Supplemental Indenture.

(z) Section 6.14 of the Credit Agreement is hereby amended by replacing the reference to “1.10:1.00” set forth therein with a reference to “1.00:1.00”.

(aa) Section 6.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Section 6.15 Existing 2010 Notes Obligations. Until such time as all Indebtedness under the Existing 2010 Notes has been repaid in full, no Loan Party will, nor will it permit any Subsidiary to, permit (a) the sum of (i) the Aggregate Availability plus (ii) the aggregate amount of cash or Permitted Investments of the Loan Parties subject in each case to a first priority perfected security interest in favor of the Administrative Agent pursuant to the Loan Documents to be less than (b) the sum of (i)

the then outstanding aggregate amount of Indebtedness in respect of the Existing 2010 Notes (net of any funds deposited with the trustee for the Existing 2010 Notes for application to the repayment or defesance of the Existing 2010 Notes) plus (ii) $30,000,000.

(bb) Section 9.01(a) of the Credit Agreement is hereby amended to replace the reference to “Matthew Brewer” set forth therein with a reference to “Michael F. McCullough”.

(cc) Section 9.09(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(d) Each party to this Agreement irrevocably consents, to the fullest extent it may legally and effectively do so, to service of process in the manner provided for notices in Section 9.01. As an alternative method of service, the Netherlands Borrower also irrevocably appoints the US Borrower as its agent to receive on behalf of the Netherlands Borrower and its property service of copies of any process, summons, notice or document in any action or proceeding arising out of or relating to any Loan Documents, or for the recognition or enforcement of any judgment. Such service may be made by mailing or delivering a copy of such process to the Netherlands Borrower in care of the US Borrower, as process agent. The Netherlands Borrower hereby irrevocably authorizes and directs the US Borrower to accept such service on its behalf and the US Borrower hereby accepts its appointment to act as process agent on behalf of the Netherlands Borrower. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(dd) Section 9.15 of the Credit Agreement is hereby amended to insert the following language at the end thereof following the word “Affiliates” and before the period: “(including, without limitation, investments in, loans to or relationships with any of the Loan Parties and their respective Affiliates in connection with the Senior Notes and other documents related thereto)”.

(ee) From and after the Fourth Amendment Effective Date, (i) Bank of America, N.A. shall cease to be a Co-Syndication Agent under the Credit Agreement, (ii) Banc of America Securities LLC shall cease to be a Co-Lead Arranger and a Joint Bookrunner under the Credit Agreement, (iii) Citibank, N.A. shall be a Co-Syndication Agent under the Credit Agreement (along with existing Co-Syndication Agent Barclays Capital), (iv) Citigroup Global Markets, Inc. and Barclays Capital shall be Co-Lead Arrangers under the Credit Agreement (along with existing Co-Lead Arranger J.P. Morgan Securities, Inc.), (v) Citigroup Global Markets, Inc. shall be a Joint Bookrunner under the Credit Agreement (along with existing Joint Bookrunners J.P. Morgan Securities Inc. and Barclays Capital), and (vi) Wells Fargo Capital Finance, LLC shall cease to be the Documentation Agent under the Credit Agreement (with no replacement Documentation Agent appointed such that there shall no longer be a Documentation Agent under the Credit Agreement).

(ff) The Commitment Schedule attached to the Credit Agreement is hereby amended and restated in its entirety as the Commitment Schedule attached hereto.

(gg) Schedule 3.05 (Properties), Schedule 3.14 (Insurance) and Schedule 3.15 (Capitalization and Subsidiaries) to the Credit Agreement are amended and restated in their entirety in the forms of Schedule 3.05, Schedule 3.14 and Schedule 3.15 attached hereto.

2. Inter-Lender Assignments. Each Lender party to the Credit Agreement prior to the effectiveness of this Amendment (each, an “Existing Lender”) hereby sells and assigns on the Fourth Amendment Effective Date to each Lender, without recourse, representation or warranty (except as set forth below), and each such Lender hereby purchases and assumes on the Fourth Amendment Effective Date from each Existing Lender a percentage interest in the Commitments and Revolving Netherlands Sublimit and the Loans and other Obligations hereunder as may be required to reflect the allocation of Commitments and Revolving Netherlands Sublimit as set forth on the Commitment Schedule after giving effect to this Amendment. The Lenders agree to make such inter-Lender wire transfers as may be required to give effect to the foregoing assignments and assumptions and, as a result of such assignments and assumptions, each Existing Lender shall be absolutely released from any obligations, covenants or agreements with respect to the Commitments, Revolving Netherlands Sublimit and Loans so assigned. With respect to such Commitments, Revolving Netherlands Sublimit and Loans so assigned, each Existing Lender makes no representation or warranty whatsoever, except that it represents and warrants that it is the legal and beneficial owner of the same, free and clear of any adverse claim.

3. Post Closing Covenants. To induce Administrative Agent and Lenders to enter into this Amendment and in consideration thereof, Borrowers and the other Loan Parties hereby covenant and agree as follows:

(a) The Loan Parties shall cause Dane Holding Co. (formerly known as Traex Company), a Delaware corporation (“Dane Holding”) to be dissolved (and provide evidence of such dissolution to Administrative Agent) within thirty (30) days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion).

(b) The Loan Parties shall, within sixty (60) days after the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), (i) with respect to the real property owned by US Borrower in Lucas County, Ohio subject to an existing Mortgage in favor of Administrative Agent, (a) cause that certain Subordination and Third Amendment to Open-End Mortgage, Security Agreement, Assignment of Leases and Rents, and Fixture Filing with respect to such existing Mortgage to be recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to Administrative Agent with respect to the Administrative Agent’s title insurance policy with respect to its Mortgage on such real property, and (ii) with respect to the real property owned by US Borrower in Caddo Parish, Louisiana subject to an existing Mortgage in favor of Administrative Agent, (a) cause that certain Subordination of and Third Amendment to Mortgage, Security Agreement and Assignment of Leases and Rents with respect to such existing Mortgage to be recorded in the real estate records of Lucas County, Ohio and deliver evidence of same to Administrative Agent, and (b) deliver a date down endorsement in form and substance satisfactory to Administrative Agent with respect to the Administrative Agent’s title insurance policy with respect to its Mortgage on such real property.

(c) The US Loan Parties shall use commercially reasonable efforts to deliver Collateral Access Agreements with respect to the leased location of US Borrower located at 5819 Riverside Drive, Laredo, Texas 78045 and the leased location of World Tableware Inc. located at 6219 Gilbert Road, Laredo, Texas 78042 (the two locations described above are collectively, the “Laredo Locations”) within sixty (60) days following the date hereof. It is acknowledged and agreed that to the extent such a Collateral Access Agreement is not delivered within such time period with respect to any such location, Administrative Agent may elect to establish in its Permitted Discretion a rent Reserve in respect of any such location for three months of charges and other amounts due or to become due with respect to such facility. It is agreed and understood among the Loan Parties, Administrative Agent and Lenders that such period of sixty (60) days following the date hereof, Inventory of the US Loan Parties located at the Laredo Locations shall not be excluded from Eligible Inventory under the Credit Agreement on the basis of clause (h) of the definition of Eligible Inventory on account of the lack of a Collateral Access Agreement or a rent Reserve in respect of such Laredo Locations.

Borrowers and the Loan Parties acknowledge and agree that the failure by Borrowers and the Loan Parties to satisfy any of the foregoing covenants shall constitute an Event of Default under the Credit Agreement.

4. Release of Dane Holding Co. as a Guarantor and Loan Party. In reliance on the representation and warranty set forth in Section 3.23 of the Credit Agreement (as amended hereby) and the covenant set forth in Section 3(a) of this Amendment, it is hereby agreed among Administrative Agent, Lenders, Borrowers and the other Loan Parties that from and after the effectiveness of this Amendment, Dane Holding shall no longer by a Loan Guarantor, a Loan Party or a “Grantor” under the Credit Agreement or any of the other Loan Documents and shall be deemed to no longer be a party to the Credit Agreement or any of the other Loan Documents.

5. Agreement with respect to Amendment No. 3 to Credit Agreement. Reference is made to that certain Amendment No. 3 to Amended and Restated Credit Agreement dated as of September 14, 2011 (the “Third Amendment”) among Borrowers, the other Loan Parties party thereto, the Lenders party thereto and Administrative Agent. Pursuant to the Third Amendment, US Borrower was required to cause the PBGC Toledo Subordination Agreement (as defined in the Third Amendment) and the PBGC Shreveport Subordination Agreement (as defined in the Third Amendment) to be recorded in the applicable jurisdiction within 60 days of the date of the Third Amendment (such requirement, the “Third Amendment Recordation Requirement”). US Borrower has advised Administrative Agent and Lenders that the Third Amendment Recordation Requirement was not satisfied. Administrative Agent and Lenders hereby agree that no Default or Event of Default shall be deemed to have occurred by virtue of the failure of the US Borrower to satisfy the Third Amendment Recordation Requirement. Borrowers and the other Loan Parties hereby agree that within 60 days following the date hereof (or such later date as may be agreed to by the Administrative Agent in its sole discretion), US Borrower shall cause the PBGC Toledo Subordination Agreement (or a replacement thereof in form and substance reasonably acceptable to Administrative Agent) and the PBGC Shreveport Subordination Agreement (or a replacement thereof in form and substance reasonably acceptable to Administrative Agent) to be recorded in the Office of the Recorder of Lucas County, Ohio and with the Cado Parish, Louisiana Clerk of Court, respectively, and provide evidence of such recordation to Administrative Agent. The failure of US Borrower to satisfy the foregoing requirement shall constitute an Event of Default.

6. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the following conditions precedent (unless specifically waived in writing by Administrative Agent), each to be in form and substance reasonably satisfactory to Administrative Agent:

(a) Administrative Agent shall have received a fully executed copy of this Amendment executed by all of the Lenders, Borrowers and the other Loan Parties party hereto;

(b) Administrative Agent shall have received each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Annex I (other than such documents, instruments and agreements that are identified as post-closing items), each in form and substance reasonably satisfactory to Administrative Agent;

(c) Administrative Agent shall have been reimbursed for all reasonable out-of-pocket costs, fees and expenses incurred by Agent in connection with the preparation, execution, administration or enforcement of this Amendment to the extent invoiced;

(d) all proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Administrative Agent and its legal counsel; and

(e) no Default or Event of Default shall have occurred and be continuing or shall be caused by the transactions contemplated by, or after giving effect to, this Amendment.

7. Representations and Warranties. To induce Administrative Agent and Lenders to enter into this Amendment, each Borrower and each other Loan Party represents and warrants to Administrative Agent and Lenders that:

(a) the execution, delivery and performance of this Amendment has been duly authorized by all requisite corporate action on the part of each Borrower and each other Loan Party and that this Amendment has been duly executed and delivered by each Borrower and each other Loan Party;

(b) immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, each of the representations and warranties of the Borrowers and each of the other Loan Parties set forth in the Credit Agreement and each of the other Loan Documents, are true and correct in all material respects as of the date hereof (except to the extent they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date);

(c) immediately before and after giving effect to the consummation of the transactions contemplated by this Amendment, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(d) this Amendment constitutes the legal, valid and binding obligation of each Borrower and each other Loan Party and is enforceable against each Borrower and each other Loan Party in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity; and

(e) the execution and delivery by each Borrower and each other Loan Party of this Amendment, does not conflict with, and is permitted by, the Senior Notes Indenture.

8. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

9. References. Any reference to the Credit Agreement contained in any Loan Document or any other document, instrument or agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

10. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Delivery by telecopy or electronic portable document format (i.e., “pdf”) transmission of executed signature pages hereof from one party hereto to another party hereto shall be deemed to constitute due execution and delivery by such party.

11. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement.

Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect. Each Loan Party hereby acknowledges and agrees that, unless otherwise expressly agreed to in writing by the Administrative Agent, all Liens on the Collateral created under Loan Documents in favor of Administrative Agent shall continue in full force and effect after giving effect to this Amendment.

12. Confirmation by Netherlands Loan Parties. Each Netherlands Loan Party hereby confirms that (a) all Obligations of such Netherlands Loan Party under the Credit Agreement after giving effect to this Amendment shall continue to constitute (i) Netherlands Secured Obligations and (ii) “Parallel Debt” (as defined in the Netherlands Security Documents) of such Netherlands Loan Party, (b) nothing contained in this Amendment shall affect any security right under any Netherlands Security Document and, after giving effect to this Amendment, all of such security rights shall continue in full force and effect, and (c) the Netherlands Security Documents shall continue to secure the relevant Netherlands Secured Obligations included in each Netherlands Security Document as such Netherlands Secured Obligations may have been or may be amended, restated, supplemented, increased, varied or otherwise altered, under this Amendment.

13. Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principles that would require the application of laws other than those of the State of New York. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

LIBBEY GLASS INC.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title	Vice President, General Counsel and Secretary

LIBBEY EUROPE B.V.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title	Authorized Signatory

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

OTHER LOAN PARTIES:

LIBBEY INC. LGA3 CORP. THE DRUMMOND GLASS COMPANY LGA4 CORP. SYRACUSE CHINA COMPANY LGFS INC. WORLD TABLEWARE INC. LGC CORP. LGAC LLC LIBBEY.COM LLC

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title	Vice President, General Counsel and Secretary

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 4 ABOVE:

DANE HOLDING CO. (formerly known as Traex Company)

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title	Vice President, General Counsel and Secretary

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

LIBBEY INTERNATIONAL C.V. B.V. KONINKLIJKE NEDERLANDSE GLASFABRIEK LEERDAM LIBBEY EUROPE FINANCE COMPANY B.V. LIBBEY MEXICO HOLDINGS B.V.

By:	/s/ Susan Allene Kovach
Name:	Susan Allene Kovach
Title	Authorized Signatory

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent with respect to the US Loans

By:	/s/ Michael F. McCullough
Name:	Michael F. McCullough
Title:	Senior Vice President

J.P. MORGAN EUROPE LIMITED., as a Lender and as Administrative Agent with respect to the Netherlands Loans

By:	/s/ Tim Jacob
Name::	Tim Jacob
Title:	Senior Vice President

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender

By:	/s/ Christopher Marino
Name:	Christopher Marino
Title:	Vice President

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Lender

By:	/s/ Diane Rolfe
Name:	Diane Rolfe
Title:	Director

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

FIFTH THIRD BANK, as a Lender

By:	/s/ James Cauklin
Name:	James Cauklin
Title:	Vice President

Signature Page to Amendment No. 4 to Amended and Restated Credit Agreement

Commitment Schedule

Lender	Commitment		Revolving Netherlands Sublimit
JPMorgan Chase Bank, N.A.	US$	35,000,000.00	US$	7,000,000.00
Citibank, N.A.	US$	25,000,000.00	US$	5,000,000.00
Barclays Bank PLC	US$	22,500,000.00	US$	4,500,000.00
Fifth Third Bank	US$	17,500,000.00	US$	3,500,000.00
Total	US$	100,000,000.00	US$	20,000,000.00